Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-                    ) pertaining to the Manhattan Associates, Inc. 2007 Stock Incentive Plan of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of Manhattan Associates, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, and Manhattan Associates, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Manhattan Associates, Inc. and subsidiaries, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
June 7, 2007